Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endologix, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the related consolidated financial statement schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states management of Endologix, Inc. excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, TriVascular Technologies, Inc.’s internal control over financial reporting. Our audit report also excludes an evaluation of the internal control over financial reporting of TriVascular Technologies, Inc.

/s/ KPMG LLP

Irvine, California

May 2, 2017